r77q3e



87.
Securities of Registrant registered on a national securities exchange or listed on NASDAQ:

 Title of
 each class of		CUSIP or	Ticker
 securities*		NASDAQ No.	Symbol
 ------------		----------	------
 Series C		72201A400
 Series D		72201A509
 Series E		72201A608


 *Additional series of auction preferred shares